Exhibit 99

Capstone Turbine Reports Fourth Quarter and Full-Year Fiscal 2016 Financial Results

Results Indicate Reduced Operating Expenses and Lower Net Loss

Product Bookings of $18.3 Million Highest in More Than a Year

Continued Diversification in Verticals and Geographical Markets Position the Company for Future Growth and Profitability

Conference Call and Webcast to Be Held Today at 1:45 PM PT, 4:45 PM ET

CHATSWORTH, CA -- June 9, 2016 -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, reported financial results for its fourth quarter and the full fiscal year of 2016 ended March 31, 2016.

Darren Jamison, President and Chief Executive Officer of Capstone Turbine, said, “Having faced numerous challenges this year, we took action to reposition the business for profitability. As a result of those actions, we are successfully diversifying our market verticals, expanding into new geographical areas and substantially reducing our operating expenses with the goal of reaching profitability at lower operating levels. We also launched Capstone Energy Finance™, our joint venture that provides financing options to purchase our microturbines and capture customers that would like to deploy our products but may not currently have the capital dollars to purchase them.”

Total revenue for the fourth quarter of fiscal 2016 was $18.9 million compared with $29.9 million in the year-ago fourth quarter, and net loss was $5.3 million, or $0.25 per share compared with a net loss of $14.3 million or $0.87 per share in the year-ago fourth quarter. Capstone had bad debt recovery of $1.4 million during the fourth quarter of fiscal 2016 from EMI, one of its distributors in the Middle East and Africa. In comparison, Capstone recorded a bad debt expense of approximately $7.1 million during the fourth quarter of fiscal 2015 against its receivables owed by BPC, one of its Russian distributors.

Total revenue for fiscal 2016 was $85.2 million, compared with $115.5 million in the year-ago period. Net loss for fiscal 2016 improved to $25.2 million, or $1.39 per share, compared with $31.5 million or $1.92 per share in fiscal 2015. Capstone had bad debt recovery of $1.5 million during fiscal 2016 primarily from EMI. In comparison, Capstone recorded bad debt expense of approximately $10.1 million during fiscal 2015 against its receivables owed primarily by BPC and EMI. Per-share figures for both the fourth quarter and full year include the 1-for-20 reverse stock split that was effected in November 2015.

Mr. Jamison continued, “During the year, we focused on increasing our business in the energy efficiency and renewable energy vertical markets. Our efforts were successful as fiscal 2016 product revenue was comprised of 53% from energy efficiency applications, 37% from oil and gas and other natural resources applications and 10% from renewable energy applications. This compared to fiscal 2015 product revenue of 44% from energy efficiency, 49% from oil and gas and other natural resources, and 7% from renewable energy applications. These results indicate that we have made significant strides in shifting our business toward the energy efficiency vertical market, because it was only 25% of our total product revenue in fiscal 2014.”

Financial Highlights of Fiscal 2016 Fourth Quarter:

•	Gross margin for the quarter was 11% compared to 12% in the year-ago fiscal fourth quarter at 37% lower revenue levels
•	Operating expenses for the quarter were reduced $10.3 million, or 59%, to $7.3 million from $17.6 million in the year-ago fourth quarter
•	Net loss for the quarter improved $9 million, or 63%, to $5.3 million, or $0.25 per share, for the quarter from a net loss of $14.3 million, or $0.87 per share, in the year-ago fourth quarter
•	Inventories decreased $4.4 million from the third quarter on lower finished goods and raw materials
•	Accounts payable and accrued expenses decreased $8.2 million, or 38%, from the third quarter
•	Bookings for the fourth quarter were $18.3 million compared to $13.7 million in the year-ago fourth quarter
•	Book-to-bill for the quarter improved to 1.6 from 0.6 in the year-ago fourth quarter

Financial Highlights of Full Year Fiscal 2016:

•	Gross margin for fiscal 2016 was 15% compared to 16% in fiscal 2015 at 26% lower revenue levels
•	Operating expenses for fiscal 2016 were reduced $11.9 million, or 24%, to $37.3 million from $49.2 million in fiscal 2015
•	Net loss for the year improved $6.3 million, or 20%, to $25.2 million, or $1.39 per share, for fiscal 2016 from a net loss of $31.5 million, or $1.92 per share, in fiscal 2015
•	Inventories decreased $7.1 million, or 28%, in fiscal 2016 on lower finished goods and raw materials

•	Accounts payable and accrued expenses decreased $9.1 million, or 41%, in fiscal 2016
•	Working capital was negative $2.4 million for fiscal 2016 compared to negative $11.9 million in fiscal 2015
•	Borrowings decreased $3.5 million on the Wells Fargo credit facility in fiscal 2016 compared to a $0.3 million reduction in fiscal 2015

“As we look into the year ahead, we remain focused on reaching profitability as quickly as possible,” continued Mr. Jamison. “With the improvements we have made, we believe we are firmly on the path of reducing our cost structure by 35%, increasing our gross margin to 25% and reaching our breakeven goal at approximately $25 million in quarterly revenue.” Mr. Jamison added, “We also expect to benefit from improved market vertical diversification with more focus on energy efficiency and renewable energy and improved geographic diversification with a strong focus on increasing our business in growth areas such as Mexico, South America, Africa, Eastern Europe, the Middle East and Australia. With a slow return of business from our Russian distributor BPC, we look forward to rebuilding our business in that country by continuing to support BPC and also by adding new distributors in Russia and the Commonwealth of Independent States. In addition to market vertical and geographical diversification, we expect growth to come from our newly launched C1000 Signature Series, our service business with a growing Factory Protection Plan program and our new extended warranty product.”

Conference Call and Webcast

The Company will host a live webcast today, June 9, 2016 at 1:45 PM Pacific Time (4:45 PM Eastern Time) to provide the results of the fourth quarter and fiscal year 2016 ended March 31, 2016. The company will discuss its financial results and will provide an update on its business activities. At the end of the conference call, Capstone will host a question-and-answer session to provide an opportunity for financial analysts to ask questions. Investors and interested individuals are invited to listen to the webcast by logging on to the company's investor relations webpage at www.capstoneturbine.com. A replay of the webcast will be available on the website for 30 days.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone has shipped approximately 8,800 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the United States, Latin America, Europe, Middle East, China and Singapore.

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about reducing costs and achieving profitability, the success of our Capstone Energy Finance joint venture, improved market diversification, renewed sales to BPC and the success of our new products. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

"Capstone" and "Capstone Microturbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:	Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com

INVESTORS:
Dian Griesel Int’l.
Cheryl Schneider
212-825-3210

Financial Tables Follow

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CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31,	March 31,
	2016	2015
Assets
Current Assets:
Cash and cash equivalents	$11,704	$32,221
Restricted cash	5,002	—
Accounts receivable, net of allowances of $8,909 at March 31, 2016 and $11,041 at March 31, 2015	13,575	13,120
Inventories	16,126	23,097
Prepaid expenses and other current assets	2,636	3,063
Total current assets	49,043	71,501
Property, plant and equipment, net	3,537	3,523
Non-current portion of inventories	2,143	2,258
Intangible assets, net	941	1,337
Other assets	228	308
Total	$55,892	$78,927
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$13,187	$22,266
Accrued salaries and wages	1,880	2,113
Accrued warranty reserve	1,639	3,183
Deferred revenue	4,368	3,051
Revolving credit facility	9,459	12,953
Current portion of notes payable and capital lease obligations	361	407
Total current liabilities	30,894	43,973
Long-term portion of notes payable and capital lease obligations	74	89
Other long-term liabilities	184	161
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
Common stock, $.001 par value; 515,000,000 shares authorized, 23,857,516 shares issued and 23,753,873 shares outstanding at March 31, 2016; 16,590,058 shares issued and 16,527,264 shares outstanding at March 31, 2015	24	17
Additional paid-in capital	853,288	837,965
Accumulated deficit	(826,955)	(801,764)
Treasury stock, at cost; 103,643 shares at March 31, 2016 and 62,794 shares at March 31, 2015	(1,617)	(1,514)
Total stockholders’ equity	24,740	34,704
Total	$55,892	$78,927

CAPSTONE TURBINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended March 31,
	2016	2015	2014
Revenue:
Product, accessories and parts	$73,116	$104,710	$123,553
Service	12,095	10,751	9,552
Total revenue	85,211	115,461	133,105
Cost of goods sold:
Product, accessories and parts	61,866	88,531	103,434
Service	10,578	8,643	7,975
Total cost of goods sold	72,444	97,174	111,409
Gross margin	12,767	18,287	21,696
Operating expenses:
Research and development	10,152	9,679	9,029
Selling, general and administrative	27,106	39,517	27,981
Total operating expenses	37,258	49,196	37,010
Loss from operations	(24,491)	(30,909)	(15,314)
Other (expense) income	(40)	41	(20)
Interest expense	(640)	(548)	(712)
Change in fair value of warrant liability	—	—	10
Loss before income taxes	(25,171)	(31,416)	(16,036)
Provision for income taxes	20	117	220
Net loss	$(25,191)	$(31,533)	$(16,256)
Net loss per common share—basic and diluted	$(1.39)	$(1.92)	$(1.06)
Weighted average shares used to calculate basic and diluted net loss per common share	18,162	16,401	15,353